Exhibit 99.2

November 29, 2011

Re: TNP Strategic Retail Trust, Inc. – Estimated Value Per Share

Dear Advisors and Shareholders:

Thank you for your investment in TNP Strategic Retail Trust, Inc. (“SRT”). Thompson National Properties, LLC is pleased to provide this update on SRT.

We are pleased to announce that SRT’s Board of Directors has determined a share valuation of $10.08 per share, as of September 30, 2011.

SRT’s portfolio continues to improve with the addition of quality assets over the last few months. In an effort to quantify this improvement and enhance our transparency, SRT completed an analysis of its net asset value. The estimated net asset value is based in part on valuations of all nine of the real estate investments owned by SRT as of September 30, 2011, eight of which were appraised by Robert A. Stanger & Co., Inc., an independent third party, and one of which was appraised by a third party national valuation company. The share valuation is based on the appraised value of SRT’s assets less the estimated value of SRT’s liabilities divided by the number of shares outstanding, all as of September 30, 2011.

We believe this share valuation demonstrates the quality and performance of SRT’s portfolio. As of September 30, 2011, SRT had made nine acquisitions, representing almost 900,000 square feet in seven geographic markets, with overall portfolio occupancy of approximately 84%. Although we are pleased with SRT’s performance, we remain focused on the continued improvement in the performance of each asset and on maximizing the value of each property. We believe we are well-positioned to execute our business plan and investment objectives.

The estimated value per share may not reflect the amount you would obtain if you were to sell your shares or if SRT liquidated its assets. Further, the value per share was calculated as of a moment in time and the value of SRT’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, other developments related to individual assets and changes in the real estate and capital markets. SRT has committed to update the estimated value per share quarterly through June 2012. As a result, you should not rely on the estimated value per share in making an investment decision. Please see the enclosed Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2011 for a description of the methodology used to determine the estimated value per share and the limitations of the estimated value per share.

For the reasons set forth above and due to the fact that SRT is still conducting its continuous public offering of common stock and remains in its acquisition phase, SRT’s Board of Directors has determined that it is not appropriate to revise the price at which shares are offered in its continuous public offering or under SRT’s distribution reinvestment plan and share redemption plan at this time.

If you have any questions, we encourage you to speak with your financial advisor or please call me at (949) 648-8669. Thank you for your confidence and investment with SRT.

Sincerely,

Anthony W. “Tony” Thompson

Chairman & CEO

Enclosure

Important Disclosures

The estimated share value is based on information provided by independent third party appraisers, based on the net asset value of the portfolio of TNP Strategic Retail Trust, Inc. (“SRT”), as of September 30, 2011, and takes into consideration certain assets and liabilities of SRT as of that date. It is only an estimate and contains a number of assumptions and estimates that may not be accurate or complete. No attempt was made to value the company as an enterprise. Further, this should not be viewed as the amount a stockholder would receive for a share of common stock in the event the company were to (1) list its shares in the future or (2) liquidate its assets and distribute the proceeds to its stockholders, since this valuation was not reduced by potential selling commissions or other costs of sale. There is no guarantee SRT will meet its stated investment objective. An investment in shares of SRT is illiquid. There is no current public market for the shares, and therefore, it can be difficult to sell the shares. Also, real estate markets fluctuate, and real estate values can change. For these reasons, stockholders should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

This update contains forward-looking statements within the meaning of federal securities laws and regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: an inability to obtain the estimated share value in any sale or disposition of the shares of SRT; an inability to identify appropriate options and funding for acquisitions and investments; volatility in the debt or equity markets affecting SRT’s ability to acquire or sell real estate assets; SRT’s inability to make interest and principal payments on its outstanding indebtedness; national and local economic and business conditions; the ability to maintain sufficient liquidity and SRT’s access to capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with SRT’s business described in its filings with the Securities and Exchange Commission. Although SRT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. SRT undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in SRT’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in SRT’s most recent reports on Form 10-K, as amended, and Form 10-Q. Copies of these reports are available on our website and at www.sec.gov. This update shall not constitute an offer to sell or the solicitation of an offer to buy securities.